UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMCORE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2009

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., (the “Company”) a Nevada corporation, will be held at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois on May 5, 2009, at 2:00 P.M., Central Daylight Time, for the following purposes:

1.	To elect three directors;
2.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation which would declassify the board of directors, and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors unanimously recommends a vote “for” Item 2 of the foregoing.

Only stockholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Seating at the meeting will be limited to room capacity and any shareholders arriving after the room has been filled will be instructed to access the meeting via webcast at the Company’s website at www.amcore.com. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy promptly. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you need directions to the meeting, please call (815) 968-2241.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (Annual Report) and Proxy Statement (Proxy) has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy to any stockholder at a shared address. If you wish to receive a separate copy of the Annual Report and Proxy now and/or in the future, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials.

For further information concerning individuals nominated as directors, the stockholder proposal, or the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

Guy W. Francesconi

Secretary

March 16, 2009

Rockford, Illinois

AMCORE Financial, Inc.

501 Seventh Street

Rockford, Illinois 61104

March 16, 2009

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (the “Company” or “AMCORE”), a Nevada corporation, to be held on May 5, 2009 at 2:00 P.M., Central Daylight Time, at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Generally, any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote, except that abstentions are not allowed for the election of directors.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 16, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 5, 2009:

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT

https://www.amcore.com.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the director nominees. Stockholders may not cumulate their votes. As of February 13, 2009, the Company had outstanding 22,682,317 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons, as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are three Class II directors to be elected at the 2009 Annual Meeting. Nominees for Class II directors whose terms will expire in 2012 are: John W. Gleeson, William R. McManaman and Jack D. Ward.

Class II Directors

John W. Gleeson—Director since 2003

Mr. Gleeson, age 62, retired as Senior Vice President and Chief Strategy Officer of Walgreen Co. (retail drug stores) in March 2008. He has been a board member of The Talbots, Inc. (national specialty retailer and cataloger of apparel, shoes and accessories) since April 2004.

William R. McManaman—Director since 1997

Mr. McManaman, age 61, has been Chief Executive Officer of the Company since February 2008 and Chairman of the Board since May 2008. He has also been Chairman of the Board and Chief Executive Officer of AMCORE Bank, N.A. (“Bank”) and was Chairman of the Board and Chief Executive Officer of AMCORE Investment Group, N.A. (“AIGNA”) since February 2008 until AIGNA merged into the Bank on December 31, 2008. He was Executive Vice President and Chief Financial Officer, Ubiquity Brands (manufacturer and distributor of snacks) from April 2006 to September 2007. Jays Foods and Select Snacks, a subsidiary of Ubiquity Brands, filed Chapter 11 Bankruptcy in October 2007 and was sold to Snyder Foods in December 2007. He was Senior Vice President and Chief Financial Officer of First Health Group Corporation (national managed care company serving the group health, workers’ compensation and state agency markets) from March 2004 until January 2005.

Jack D. Ward—Director since 1995

Mr. Ward, age 56, is an Attorney at Law and partner with the law firm of Reno and Zahm LLP of Rockford, Illinois.

Those directors whose terms do not expire this year are:

Class III Directors (terms expire 2010)

Paula A. Bauer—Director since 1999

Ms. Bauer, age 54, retired as Senior Vice President Global Supply Chain and Information Services from Spectrum Brands, Inc. (formerly RAYOVAC Corporation manufacturer of batteries, shaving and grooming products, specialty pet supplies and lawn and garden products) in February 2008. She was Senior Vice President Integration at Spectrum Brands, Inc. from February 2005 until January 2007 and was previously Vice President Supply Chain at RAYOVAC Corporation.

Paul Donovan—Director since 1998

Mr. Donovan, age 61, was Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company primarily providing energy services) until June 2003. At that time he became a special advisor to the Chairman of Wisconsin Energy Corporation pending his retirement from Wisconsin Energy Corporation in February 2004. He is a director of CLARCOR, Inc. (diversified manufacturer) and a director of Woodward Governor Company (manufacturer of controls for various types of engines).

Teresa Iglesias-Solomon—Director since 2006

Ms. Iglesias-Solomon, age 51, has been Vice President of Multi-Cultural Initiatives for Best Buy since August 2007. She was previously the Hispanic Marketing Director for Domino’s Pizza (national pizza chain) from January 2005 to August 2007. Prior to that she was an independent marketing consultant and was President and founder of Ninos Catalog Company (direct marketing firm focused on bilingual educational products for children).

Class I Directors (terms expire 2011)

John A. Halbrook—Director since 1997

Mr. Halbrook, age 63, retired as Chairman of the Board of Woodward Governor Company (manufacturer of controls for various types of engines) in January 2008 and remains a member of that board. He retired as Chief Executive Officer in June 2005. He has been a board member of HNI Corporation (manufacturer of office furniture and fireplaces) since May 2004.

Frederick D. Hay—Director since 1997

Mr. Hay, age 64, retired as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) in February 2002.

Steven S. Rogers—Director since 2005

Mr. Rogers, age 51, is Gordon and Llura Gund Family Distinguished Professor of Entrepreneurship at the J.L. Kellogg Graduate School of Management at Northwestern University. He is a board member of SuperValu, Inc. (supermarket retailer and distributor) and Oakmark Mutual Funds—Harris Associates (providers of investment advice to wealthy individuals and institutions).

Information Concerning the Board of Directors and Its Committees

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire Board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the NASDAQ Stock Market (NASDAQ). Each director on the Board was determined to be independent with the exception of Mr. McManaman who is a Company employee. The Corporate Governance Guidelines provides that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and the NASDAQ. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named John W. Gleeson as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, the Company’s Code of Ethics, Corporate Governance Guidelines and Whistle Blower Provisions are all available on the Company’s website at http://www.amcore.com/governance.

Committees of the Board of Directors

The Company has an Executive Committee whose members are Messrs. Gleeson, Hay, McManaman, Rogers and Ward. The Executive Committee exercises certain powers of the Board in the management of the Company that have been delegated to the Executive Committee by the Board. The Executive Committee met once during 2008.

The Company has an Audit Committee, which was established in accordance with Section 3(a)(58)(n) of the Securities Exchange Act of 1934, as amended. The Audit Committee’s members are Ms. Bauer and Iglesias-Solomon and Messrs. Gleeson and Rogers, each of whom is independent as defined in Rule 4200(a)(15) of the NASDAQ’s listing standards. Mr. McManaman was a member of the Audit Committee until February 2008. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter on our website at http://www.amcore.com/governance. The Audit Committee held nine meetings during 2008. A report of the Audit Committee is set forth later in this Proxy Statement.

The Audit Committee is also responsible for approving services provided by the independent auditors in accordance with the Audit and Non-Audit Services Policy. Proposed services may either (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s external auditor. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC and PCAOB rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Ms. Iglesias-Solomon and Messrs. Donovan, Gleeson and Rogers. Mr. McManaman was a member of the Investment Committee until February 2008. The Investment Committee is appointed by the Board to (1) establish, review and administer the investment policies, strategies, and performance of the Company and its subsidiaries and (2) monitor compliance with such policies and strategies by the responsible employees of the Company and its subsidiaries. During 2008, the Investment Committee held six meetings.

The Company has a Compensation Committee whose members are Messrs. Donovan, Halbrook, Hay and Ward, each of whom is independent. The Compensation Committee is appointed by the Board to (1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans and (2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2008, the Compensation Committee held eleven meetings.

The Company has a Governance and Nominating Committee whose members are Ms. Bauer and Messrs. Halbrook, Hay and Ward, each of whom is independent as required under the SEC and NASDAQ listing standards. The Corporate Governance and Nominating Committee met four times during 2008. See discussion below for more information concerning the functions of the Corporate Governance and Nominating Committee.

As of December 31, 2008, the Company had no other committees of the Board.

The Board met fifteen times during 2008. All directors attended at least 75% of the meetings of the Board and meetings held by all committees of the Board on which they served during the period for which they were directors in 2008. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders. Four directors were in attendance at the 2008 Annual Meeting. The Governance Guidelines adopted by the Board states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Governance and Nominating Committee

The board of directors (the “Board”) of AMCORE Financial, Inc. (the “Company”) has a Governance and Nominating Committee (the “Governance and Nominating Committee”). The functions of the Governance and Nominating Committee include the following:

•	identify and recommend to the Board individuals qualified to serve as directors of the Company;

•	recommend to the Board directors to serve on committees of the Board;

•	advise the Board with respect to matters of Board composition and procedures, including compensation;

•

periodically review the set of corporate governance principles applicable to the Company and adopted by the Board and recommend any desirable changes to the Board and oversee corporate governance matters generally; and

•	oversee the annual evaluation of the Board and the Company’s management.

The Governance and Nominating Committee is governed by a charter, a current copy of which is available on our website at www.AMCORE.com under the headings “Investor Information/Corporate Governance.” A copy of the charter is also available in print to shareholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Governance and Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Governance and Nominating Committee, the candidate must meet the independence requirement set forth by NASDAQ and the shareholder must submit the recommendation in writing. The recommendation must include the following information:

•	The name of the shareholder and evidence of his or her ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than fifty (50) days, nor more than seventy-five (75) days, prior to the date of the annual meeting of shareholders.

The Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify them if they become aware of persons, meeting the criteria described above, who have had a change in circumstance that might make them available to serve on the Board – for example, retirement as a CEO or CFO of a public company. The Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. As described above, the Governance and Nominating Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Governance and Nominating Committee as a potential nominee, the Governance and Nominating Committee may collect and review publicly available information regarding the nominee to assess whether he or she should be considered further. If the Governance and Nominating Committee determines that the nominee warrants further consideration, the Chairman or another member of the Governance and Nominating Committee contacts the nominee. Generally, if the nominee expresses a willingness to be considered and to serve on the Board, the Governance and Nominating Committee requests information from the nominee, reviews his or her accomplishments and qualifications, including in light of any other candidates that the Governance and Nominating Committee might be considering, and conducts one or more interviews with the nominee. In certain instances, Governance and Nominating Committee members may contact one or more references provided by the nominee or may contact other members of the business community or other persons that may have greater first-hand knowledge of the nominee’s accomplishments. The Governance and Nominating Committee’s evaluation process does not vary based on whether or not a nominee is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board including without limitation the Chair of the Governance and Nominating Committee, Fred Hay, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, shareholders should go to our website at www.AMCORE.com. Under the headings “Investor Relations/Corporate Governance/Communicating with our Board,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation of the Board of Directors

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. Each non-employee director receives, at the director’s option, a restricted stock retainer of either (1) $15,000 per year or (2) $10,000 per year plus $5,000 to be paid in cash or (3) $10,000 per year plus $5,000 to be deferred into the AMCORE Financial, Inc. Deferred Compensation Plan discussed below. The cash portion of this payment, if elected, begins on the first anniversary of their election to the Board. An annual cash retainer of $7,500 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earned a fee of $1,500 for each Board and committee meeting attended during 2008 with the exception of the committee chairmen who received $3,000 for each committee meeting attended and chaired. The committee chairmen earn $3,000 for each Executive Committee meeting attended. Non-employee directors participating in specifically called telephonic committee meetings received $500 per meeting with the exception of the committee chairman who received $1,000 for each such meeting chaired. The Company also reimburses non-employee directors for all out-of-pocket travel expenses incurred for travel to attend Board and committee meetings.

Non-employee directors may elect to defer cash fees pursuant to the AMCORE Financial, Inc. Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. Deferral amounts are credited to accounts in the name of each participating director on the Company’s books, are unsecured and are payable in cash following termination of the director’s service to AMCORE or at such other payment date as elected by the director. The value of these accounts will appreciate or depreciate based on market performance. The deferred amounts will be paid out of general corporate assets.

In May 2008, non-employee directors each received an option grant for 3,000 shares pursuant to the AMCORE Financial, Inc. 2001 Stock Option Plan for Non-Employee Directors. Each option has an exercise price equal to the closing stock price of the shares on the date the option is granted and is exercisable for ten years after the date of grant. Options vest one-third per year beginning on the first anniversary of the grant date. Upon a change in control (“CIC”) of AMCORE, these options become immediately exercisable. Options may be exercised during the remaining option term upon resignation or retirement. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Messrs. Milton R. Brown and Robert A. Doyle, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Non-employee directors who joined the Board prior to 1997 and had 10 years service at the time of retirement were eligible to receive a lifetime retainer. After 1997 and prior to 2007, non-employee directors not eligible for a lifetime retainer received 650 shares of restricted common stock. These restricted shares begin vesting in year five after issuance and vest 20% each year until fully vested in year nine. In 2007, the Board determined to eliminate the issuance of the shares of restricted stock in lieu of a lifetime retainer for new directors. In addition, the two non-employee directors entitled to a lifetime retainer (Messrs. Ward and Watson) agreed to eliminate their entitlement to a lifetime retainer in exchange for a credit to the AMCORE Financial, Inc. Deferred Compensation Plan that approximated the value of a lifetime retainer benefit.

The following table sets forth the compensation of AMCORE’s directors during the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Bauer, Paula A.	37,000	10,000	10,771	—	57,771
Donovan, Paul	47,000	10,000	10,771	3,497	71,268
Gleeson, John W.	49,000	16,903	10,771	99	76,773
Halbrook, John A.	48,000	15,000	10,771	—	73,771
Hay, Frederick D.	49,500	15,000	10,771	4,180	79,451
Iglesias-Solomon, Teresa	31,000	13,030	10,771	—	54,801
McManaman, William R. (4)	8,000	—	—	1,336	9,336
Rogers, Steven S.	38,500	14,558	10,771	—	63,829
Ward, Jack D.	55,000	10,278	10,771	5,789	81,838

(1)	Includes vested restricted stock awards issued in lieu of a cash retainer or in lieu of lifetime retainer . See Security Ownership of Directors and Officers for more information regarding director stock holdings as of December 31, 2008. The amounts reported include amounts recognized in the Company’s results of operations pursuant to Financial Accounting Standard 123R—Share-Based Payment (FAS 123R). Restricted shares are valued based on observable market prices on the date of issuance and are adjusted for the value impact of restrictions.

(2)	Includes amounts recognized in the Company’s results of operations pursuant to FAS 123R. Options are valued using a Black-Scholes model. Assumptions used in the calculation of options granted in 2008 include a volatility rate of 25.86%; risk free rate on the date of grant of 3.448%; expected life of 6 years; dividend yield of 5.88%; and for purposes of this reported fair value, no forfeitures were included.

(3)	Totals in this column reflect the above market portion of earnings pursuant to the Company’s Deferred Compensation Plan.

(4)	Fees earned prior to Mr. McManaman’s employment by the Company on February 25, 2008. Mr. McManaman’s stock and option awards are reported in the “Grants of Plan-Based Awards and “Outstanding Equity Awards” tables.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy & Objectives

AMCORE’s core compensation philosophy is to pay its executive officers a competitive level of compensation that best reflects (i) individual experience and expertise, (ii) overall responsibility to the Company, (iii) pay levels for peers within the Company, (iv) pay levels in the market place for similar positions, and (v) performance of the Company and business units.

To implement its compensation philosophy, AMCORE concentrates on the following three objectives:

—providing total compensation that is competitive within AMCORE’s industry and AMCORE’s market in order to recruit, retain, motivate, and reward a high caliber, diverse workforce encompassing a wide range of professional and technical talent;

—building a performance culture that aligns compensation with stockholder interests and rewards achievement of specific corporate, business unit and individual objectives. AMCORE’s compensation program is connected to AMCORE’s business strategy and rewards exceptional performance; and

—establishing a rational approach to compensation and benefits across the Company.

The Compensation Committee of the Board of Directors (or “Compensation Committee”) provides overall guidance for executive compensation policies and determines the amounts and elements of compensation for executive officers. Consistent with rules promulgated by the Securities and Exchange Commission, the “executive officers,” as designated by the Board of Directors, are the chief executive officer (“CEO”), president, executive vice-presidents in charge of principal business units, divisions, or functions, and any other officers who perform policy-making functions.

Four members of the Board of Directors sit on the Compensation Committee, each of whom is an independent director under the definitions of independence prescribed by NASDAQ. The Compensation Committee’s function is described in its charter, which has been approved by the Board of Directors and can be viewed at http://www.amcore.com/governance.

In considering executive compensation, the Compensation Committee engages the services of an independent compensation consultant. Frederic W. Cook & Co., Inc. (“FWC”) has been retained to assist with the review of the compensation package of the CEO and other executive officers. In addition, FWC assists the Compensation Committee and AMCORE with other compensation-related projects, including the establishment of pay packages for potential executives, the establishment of a retention bonus plan, the calculation of severance liabilities for departing executives (where appropriate) and providing information regarding trends in non-employee director compensation.

Although the Compensation Committee retains FWC directly, FWC also interacts with management, as necessary and, in particular, with the CEO and AMCORE Bank N.A.’s Executive Vice President of Administrative Services. These two executives also attend Compensation Committee meetings relating to executive compensation matters, but are excused from meetings when their own compensation is discussed or voted on. Only Compensation Committee members are allowed to vote on executive compensation decisions.

Specifically, decisions regarding the CEO’s compensation package are made by the Compensation Committee with input from FWC. Decisions regarding other executives are also made by the Compensation Committee with input from FWC, but in making such decisions, the Compensation Committee considers the recommendations from the CEO.

In determining competitive pay levels, the Compensation Committee considers all forms of compensation and benefits, and relies upon data provided by FWC, which reflects both the compensation practices of AMCORE’s direct peers and general industry practices. The data comes primarily from public filings by selected banks of comparable asset size in AMCORE’s region and is supplemented by survey data. In general, survey data is used because public filings generally provide information on only the top five executive officers. For purposes of comparability to financial institutions, the Compensation Committee generally looks to banks with an asset size of from 50% to 200% of the asset size of AMCORE; however, in all cases general industry survey data is given some weight to ensure that conclusions are being drawn from a sufficiently large data sample size.

In addition to public surveys, for the purpose of setting 2008 compensation the following 12 companies were used for benchmarking purposes with respect to executive officers.

1st Source Corp.	Fulton Financial Corp.
Chemical Financial Corporation	MB Financial, Inc.
Citizens Republic Bancorp, Inc.	Old National Bancorp.
First Financial Bancorp. Inc.	Park National Corp
First Midwest Bancorp. Inc.	Susquehanna Bancshares, Inc.
FirstMerit Corp.	Wintrust Financial Corp.

As will be described later in this section, the peer companies used for benchmarking purposes for 2009 were significantly changed from the peer companies used in 2008.

The data provided by FWC to the Compensation Committee includes benchmarking data with respect to (1) base pay, (2) base pay plus bonus (which is referred to as total cash compensation), and (3) base pay plus bonus plus long-term incentive compensation (which is referred to as total direct compensation). Taking into account this competitive market data from the review of peer companies and surveys, the Compensation Committee generally intends that the base pay and total direct compensation opportunity for each executive will be at the median of the peer companies. Each executive will have an opportunity to achieve total direct compensation near the 75th percentile for exceptional performance when compared to targets.

As noted above, notwithstanding AMCORE’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

The level and mix of compensation decided upon is considered within the context of both the objective data from competitive assessments of compensation and performance and the subjective factors outlined above. The Compensation Committee believes that each of the named executive officers’ compensation packages for 2008 was within the competitive range when compared to the objective comparative data of the peer companies and met the overall compensation objectives of the Company.

Compensation Structure

AMCORE generally utilizes four main components of compensation:

•	Base Pay;

•	Short-Term or Annual Incentives;

•	Long-Term Incentives; and

•	Benefits

These particular elements of compensation are utilized to provide compensation for attraction and retention of executives, coupled with equity-oriented and at-risk compensation, which is dependent on the achievement of performance goals. As will be described below, it was determined in 2008 that a fifth component, a retention bonus plan, should be provided to the executive officers and certain other key employees.

For executive officers, the mix of compensation is weighted toward at-risk pay (in the form of annual and long-term incentives), consistent with the Company’s overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for executives. Each element of compensation that the Company utilizes is described below.

Base Pay—Base pay is determined by the level of the position within the Company and the individual’s current and sustained performance results. In addition, base pay levels and any increases or decreases to those levels for each executive are reviewed and approved each year by the Compensation Committee, and any adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive, the performance of the executive’s business unit, the executive’s impact (to the extent significant) on strategic goals, and the executive’s length of service with AMCORE. Base pay is generally targeted at the market median, based on the benchmarking process described above and relevant compensation survey data.

Base pay for executive officers is generally set annually at the Compensation Committee’s November meeting. However, due to Mr. Wilson’s promotion from Chief Financial Officer (“CFO”) to President & Chief Operating Officer on August 15, 2007, Mr. Wilson’s base pay was increased with his promotion in August 2007 and remained unchanged for 2008. With respect to Ms. Sutfin, who began employment as the Company’s CFO on December 17, 2007, the base pay set forth in her initial employment offer letter took into account market data, the terms of Ms. Sutfin’s previous employment, and the need to structure an employment package that would attract her. Her base pay remained unchanged through 2008. Mr. McManaman’s base pay was set at $570,000, pursuant to the terms of his employment offer letter. This base pay was the same as previously set for Kenneth Edge, the former Chief Executive Officer (the “Former CEO”).

Annual Incentives—Pursuant to the 2005 Stock Award and Incentive Plan (the “2005 Plan”), which is a stockholder-approved plan, the 2008 annual incentive amounts were payable contingent upon the attainment of financial targets. These targets are described in more detail below. The Compensation Committee approves targets that it believes require improved performance by the Company. With respect to each executive, his or her opportunity to earn an annual incentive is expressed as a percentage of his or her base pay. The targeted percentage of base pay for each eligible executive reflects his or her performance and position within the Company.

The general structure of the Annual Incentive Plan (“AIP”) was modified in 2008 to reflect the Compensation Committee’s determination that, in light of the volatile environment in the financial markets, a change in the incentive plan design would better advance the Company’s interests. The financial targets were modified so that earnings per share (“EPS”) was the only financial criterion. While previous metrics had included, among others, total revenues, return on equity and EPS, the Compensation Committee concluded that it would be more appropriate to select EPS as the single metric for 2008 because it best aligned the interests of the executive officers with those of its stockholders. The EPS target was set at $1.50. No bonuses would have been payable under the plan if the target EPS was not met, and it was recognized in April 2008 that this target would not be achieved. Had the target been met, the named executive officers would have become eligible for bonuses of 50% to 150% of their target bonus, which is described below, subject to the complete discretion of the Compensation Committee to reduce the bonuses. The previous maximum bonus level of 200% had been reduced in conjunction with this new design. The target bonuses for the named executive officers, as a percentage of their base pay, were: Mr. McManaman—108% (this was the same percentage that previously applied to the Former CEO); Mr. Wilson—86%; Ms. Sutfin—75%; and each of Mr. Stiles and Mr. Francesconi—58%. Mr. Francesconi’s higher target bonus percentage in 2008 (the percentage in 2007 was 40%) reflected his additional responsibilities.

Retention Bonus Plan—In April 2008, the Company became concerned that it might not be able to retain its executives, many of whom had been recently recruited. This concern arose from the facts that (1) the number of shares available for future long-term incentive awards was very limited, (2) uncertainties in the financial markets made it difficult to establish acceptable financial performance goals for long-term performance plans, and (3) executives did not anticipate that any bonus opportunities would be achievable under the 2008 AIP. To address this concern, the Company adopted a retention bonus plan (the “Retention Bonus Plan”) to provide incentives for the executive officers and other key employees to remain with the Company through the end of 2008 as well as through the end of each of the following two years.

With respect to the named executive officers, the Retention Bonus Plan provides for the payment of a retention bonus in three installments, payable on or before January 31, 2009, January 31, 2010, and January 31, 2011,

provided that the executive is employed on the respective date of payment. With respect to the executive officers, the three installments approximate 83 1/3%, 33 1/3%, and 33 1/3%, respectively, of the target bonus that would have been payable to these executives for 2008 under the AIP, as described above. The scheduled retention bonuses for the named executive officers (excluding the Former CEO, who did not receive a retention bonus) for the periods ending January 31, 2009, January 31, 2010, and January 31, 2011 are as follows: Mr. McManaman—$513,000, $205,200, $205,200; Mr. Wilson—$250,833, 100,333, $100,333; Ms. Sutfin—$190,625, $76,250, $76,250; Mr. Stiles—$132,916, $53,166, $53,166; and Mr. Francesconi—$125,666, $50,266, $50,266. Payment of any retention bonus to a named executive officer is contingent on AMCORE Bank N.A. (the “Bank”) meeting its obligations under the formal agreement signed with the Office of the Comptroller of the Currency in May 2008, which requires the Bank to make significant enhancements to its credit risk management practices.

Long-Term Incentives—Long-term incentives are provided to executives to reward achievement of long-term strategic goals and to provide a balance against over-emphasis on short-term results. Executives may receive long-term incentives in the form of cash and/or equity. Equity-based incentives may include restricted stock and stock options. Through stock ownership, executives’ interests are aligned with stockholder value. Additional discussion regarding stock ownership guidelines may be found in the section entitled “Stock Ownership Guidelines and Hedging Policies”.

With the exception of Mr. McManaman, who received 14,000 shares of restricted stock on his employment date, long-term incentives for 2008 were awarded exclusively in the form of stock options. In general, these options were awarded on January 24, 2008, the second business day after AMCORE issued its fourth quarter 2007 earnings release. In addition to the January 24 option awards, on May 7, 2008, Ms. Sutfin was awarded an additional 30,000 stock options (with a per share exercise price equal to the closing price of AMCORE stock on the date of grant, which was $11.96) pursuant to her employment offer letter. Further details regarding these grants may be found in the “Grants of Plan-Based Awards” table.

Stock options awarded to executives generally have a 10-year term and are issued with per share exercise prices equal to the closing price of AMCORE’s stock as of the date of grant. Vesting is generally over four years of continued employment at the rate of 25% per year starting with the first anniversary of the date of grant, with certain exceptions in the event of retirement or a change in control. Mr. McManaman’s restricted stock grant is scheduled to vest 50% on the first anniversary of his employment date and 50% on the second anniversary, unless he is previously terminated for “Cause” or resigns without “Good Reason,” as those terms are defined in his employment offer letter. Mr. McManaman shorter vesting was negotiated as part of his employment offer letter.

AMCORE generally grants options on one of two dates, depending on whether or not the recipient of the option grant is an executive officer. With respect to executive officers, the determination of the number of options to be awarded generally occurs at the November Compensation Committee meeting. The options, however, are awarded on the second business day following the day of AMCORE’s fourth quarter earnings press release. With respect to other employees granted options, the grant occurs at the May Compensation Committee meeting, at which time the number of options to be granted is determined, approved and awarded. Exceptions to these general rules may occur in the case of newly hired executives, for whom an option may be granted around the time of their initial employment, but outside of a blackout period. Currently all options granted prior to January 2009 are underwater.

Other Executive Benefits, including Retirement Benefits and Perquisites—Executives are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). This includes elements such as the vacation and health and welfare benefits generally available to all employees. In designing these elements, AMCORE seeks to provide an overall level of benefits that is competitive with that offered by similar companies in the markets in which AMCORE operates.

AMCORE employees, including executive officers, participate in the AMCORE Financial Security Plan, or the “FSP”. The FSP is a tax qualified 401(k) plan, pursuant to which AMCORE matches a certain portion of employee contributions and contributes an additional amount equal to 3% of cash compensation after eligibility requirements are met. The maximum AMCORE contribution is 7% of cash compensation, subject to certain statutory limits.

AMCORE provides a deferred compensation plan (“DCP”) for senior officers, including the named executive officers, which provides participants with the opportunity to defer portions of base pay and annual incentives. The DCP authorizes AMCORE in its discretion to make supplemental Company contributions. Tax rules limit the amount of compensation that can be taken into account for computing contributions to the FSP and the maximum contribution to the FSP for any participant in any one-year. In order to make up for these limits on contributions imposed by these tax rules, AMCORE is currently providing contributions under the DCP to eligible officers for the contributions that would have been made on their behalf to the FSP if these limits did not apply.

On August 10, 1998, AMCORE entered into an Executive Insurance Agreement with the Former CEO. Under this agreement, split-dollar and/or company owned life insurance policies were purchased to provide an informal funding mechanism for the benefits related to a non-qualified, unfunded supplemental pension program (the “Supplemental Executive Retirement Plan” or “SERP”), described below. This agreement terminated on the date of the Former CEO’s retirement. This agreement was competitive with those being provided to other similarly situated executives at the time it was entered into.

AMCORE adopted the SERP on May 20, 1998, for the Former CEO, and which provides him with a retirement benefit. As a result of the Former CEO’s retirement, he qualified for an “Early Retirement Benefit”, which is a 10-year certain life annuity benefit, to be paid by the Company, discounted by 5% for each year that his early retirement preceded age 65. With regard to the Former CEO, the SERP benefit was offered for competitive reasons and was similar to those being provided to comparable executives at that time. Currently, there are no active participants in the SERP.

In addition, certain perquisites are made available to the CEO and other executive officers. Further details regarding these benefits are contained in the Summary Compensation Table and accompanying footnotes. These perquisites are provided because the Compensation Committee has concluded that they are generally competitive with those provided by comparable financial institutions and banks.

2009 Compensation Changes

As described below, a number of compensation changes were made in 2008 to the composition of the Company’s peer group for 2009 and to the design of the 2009 compensation for the executive officers.

Revised Peer Group

In August 2008, the Compensation Committee determined that it was appropriate to revise the peer group of companies used for benchmarking purposes. Revision was necessary because of changes in the asset size and market capitalization of both AMCORE and the 2008 peer companies. Specifically, some of the largest companies were removed from the peer group and replaced with smaller companies to position AMCORE closer to the median of the peer group companies in terms of asset size and market capitalization. First Financial Bancorp, Inc., FirstMerit Corp., Fulton Financial Corp. and Susquehanna Bancshares, Inc. were removed from the peer group companies and replaced with Heartland Financial, Independent Bank, Midwest Banc Holdings and Old Second Bancorp. The revised peer group for 2009 consists of the following companies:

1st Source Corp.	MB Financial, Inc.
Chemical Financial Corporation	Midwest Banc Holdings
Citizens Republic Bancorp, Inc.	Old National Bancorp.
First Midwest Bancorp, Inc.	Old Second Bancorp
Heartland Financial	Park National Corp.
Independent Bank	Wintrust Financial Corp.

The adoption of the revised peer group of companies lowered the benchmark values for the executive officers with respect to base pay, annual bonuses, and long-term incentive compensation; the smaller values were a result of the average size of the companies in the revised peer group being significantly smaller than the average size of the companies in the prior peer group.

Changes to 2009 Compensation Structure

As described below, the Compensation Committee determined that it was in the best interests of the Company to revise the Company’s compensation structure for 2009.

AIP—As with the adoption of the Retention Bonus Plan, the Company continued to need an effective compensation program to retain its executive officers. The Compensation Committee concluded that as a consequence of the ongoing uncertainties in the financial markets, financial performance metrics similar to those used in the past would not lead to sufficient performance or retention incentives. Consequently, the Compensation Committee significantly modified the AIP structure for 2009. Specifically, for the 2009 plan year, the performance goals are based on compliance, control and strategic objectives that have been individually developed for the executive officers and approved by the Compensation Committee. The range of the bonus award opportunities is from 50% to 150% of the target bonus, subject to the complete discretion of the Compensation Committee to reduce the bonuses. In addition, no award may be paid in excess of 50% of the target award unless the Bank is deemed well capitalized as of December 31, 2009, within the meaning of applicable regulatory authority administered by the federal banking agencies.

Base Pay and Potential Bonus Opportunities—In addition to the Company’s retention concerns, another factor affecting the structuring of 2009 compensation was that, as a result of the minimal amount of compensation value that could be granted in the form of equity awards under the 2005 Plan, the executive officers received smaller equity compensation awards in 2009 than in prior years. Therefore, the Compensation Committee determined that the appropriate compensation strategy for 2009 was to modestly increase executive officers’ base pay and to increase their 2009 bonus target percentages such that each officer’s targeted compensation for 2009 would modestly exceed the level of compensation that had been initially targeted for 2008. Mr. McManaman’s target compensation for 2009 was, however, increased by a larger amount based on the Compensation Committee’s recognition of his significant contributions during 2008.

Base Pay and Bonus Target Chart—The following table sets forth the 2008 and 2009 base pay and bonus target percentages for the Company’s named executive officers, as described above.

Name	2008 Base Pay (1)	2009 Base Pay (2)	2008 Bonus Target (% of Base Pay)	2009 Bonus Target (% of Base Pay)
McManaman	$570,000	$600,000	108%	130%
Wilson	$350,000	$360,000	86%	120%
Sutfin	$305,000	$320,000	75%	105%
Stiles	$275,000	$280,000	58%	73%
Francesconi	$260,000	$273,000	58%	73%

(1)	Represents base pay as of December 31, 2008.

(2)	Represents base pay as of January 1, 2009.

Compensation Committee Considerations and Overall Policy—In determining the appropriate compensation strategy for 2009, the Compensation Committee took into account the fact that its strategy resulted in potential compensation for 2009 (assuming bonuses are awarded at target) significantly higher than the compensation that would have resulted using the median compensation levels of the new peer group companies. It was the Compensation Committee’s conclusion, however, that the Company’s need to retain and motivate its recently recruited senior management team when the industry is facing critical issues justified the compensation strategy and the programs that it adopted. In this regard, the Compensation Committee considered the importance of the retention of the senior management team, consisting primarily of recently recruited executives, who are charged with the responsibilities to manage the Bank and its loan portfolio through these very difficult times and to make the changes necessary to comply with the recommendations of the regulators.

Adjustment or Recovery of Awards

The Company has no specific policies to adjust or recoup prior awards. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any short-term incentive or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Employment Agreements and Post-Termination Payments

The Company generally does not maintain employment agreements with any of its named executive officers. In connection with Mr. McManaman’s employment as the CEO of the Company on February 25, 2008, and in order to secure his services, the Company and Mr. McManaman agreed to an employment offer letter~~,~~ containing the initial terms of his employment. The offer letter provides him with certain severance benefits if he is terminated prior to the second anniversary of his commencing employment. In connection with Ms. Sutfin’s acceptance of employment with the Company as its CFO in December 2007 and in order to secure her services, the Company agreed to provide her with certain severance benefits, and to enter into a Transitional Compensation Agreement (“TCA”) with her (which is discussed below). Finally, in recognition of Mr. Francesconi’s superior performance in achieving certain compliance objectives and his assumption of additional responsibilities in connection with the retirement of Mr. James S. Waddell (the Company’s former Chief Administrative Officer), including assumption of the role of Corporate Secretary, the Company enhanced Mr. Francesconi’s TCA (which is discussed below) by providing him with increased change in control-related severance benefits and a change in control-related gross-up. These named executive officers’ severance benefits and employment offer letters, to the extent applicable, are discussed under the heading “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

From time to time, severance arrangements have been negotiated for executive officers who have been terminated without cause. In these cases, in exchange for severance benefits, the executive has agreed to cooperate in any matters that may require his or her input; to refrain from competing or soliciting business or employees for an agreed upon period; and to relinquish any right to bring suit against AMCORE for any cause of action.

The Company has entered into individual TCAs with its executive officers (including each named executive officer other than the CEO). These agreements provide payments only in certain circumstances following (or prior, but relating, to) a change in control of the Company. The TCAs reflect the continuing consolidation that is occurring throughout the banking industry and the Company’s conclusion that its ability to attract and retain executive officers would be enhanced by arrangements that provided benefits in the event of certain terminations subsequent to (or prior, but relating, to) a change in control. The TCAs are further described under the heading “Executive Compensation—Potential Payments upon Termination or Change-in-Control”.

On February 22, 2008, AMCORE and the Former CEO entered into a Separation, Release, and Consulting Agreement. Pursuant to this agreement, the Former CEO’s last day of employment as CEO was February 22, 2008. He remained Chairman of the Board of Directors until immediately prior to the annual meeting of stockholders on May 6, 2008 (the “2008 Annual Meeting”). Following the 2008 Annual Meeting, he remained employed in a consulting capacity through February 22, 2009. The Former CEO’s agreement is an exhibit to the Form 8-K filed on February 25, 2008 by the Company with the SEC. The Former CEO’s agreement is further described under the heading “Executive Compensation—Potential Payments upon Termination or Change-in-Control”.

Stock Ownership Guidelines and Hedging Policies

The Company has adopted stock ownership guidelines for its senior executive officers. The Company’s CEO has a stock ownership goal of four times his annual base pay and other senior executive officers are expected to own Company stock in an amount equivalent to three times their annual base pay. Executives are typically given three to five years to reach the desired level of Company stock ownership pursuant to the Company guidelines, and there are no formal penalties for failure to meet the stock ownership guidelines.

Management annually reviews and reports to the Compensation Committee with respect to the progress of the officers toward their applicable stock ownership goals. At the present time, none of the named executive officers have stock ownership positions that meet the guideline amounts, reflecting in part the large decrease in the price of AMCORE stock in the recent past. The Company prohibits executives from either holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of all compensation approaches utilized by the Company.

When determining the amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants as calculated pursuant to Statement of Financial Accounting Standard 123R. These costs are expensed over the requisite service period. See Note 12 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information.

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO or any of its three next highest compensated officers (other than the Chief Financial Officer). Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee’s general policy is that payments under the executive compensation plans should be structured to comply with the deduction rules of Section 162(m) of the Code unless otherwise deemed appropriate by AMCORE to achieve its corporate objectives. AMCORE believes that Section 162(m) of the Code did not limit the deduction of any compensation paid in 2008.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in AMCORE’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by:	Jack D. Ward, Chairman Paul Donovan John A. Halbrook Frederick D. Hay Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of AMCORE’s Chief Executive Officer and Chief Financial Officer, as well as the three other most highly compensation executive officers (the “Named Executive Officers”) who served in such capacities during the fiscal year ended December 31, 2008:

Name and Principal Position	Year	Salary ($)	Bonus $ (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
McManaman, William R.	2008	484,500	526,417	135,387	9,617	—	1,336	(4)	68,455	(4)	1,225,712
Chairman of the Board Chief Executive Officer
Sutfin, Judith C.	2008	305,000	190,625	—	108,929	—	2,042	(5)	24,878	(5)	631.474
Executive Vice President	2007	12,708	20,000	—	—	—	—		—		32,708
Chief Financial Officer
Wilson, Donald H.	2008	350,000	250,833	18,382	260,080	—	3,290	(6)	74,402	(6)	956.987
President	2007	329,583	—	(38,007)	194,553	—	—		88,197		574,326
Chief Operating Officer	2006	265,385	—	92,641	110,304	102,450	239		29,397		600,416
Stiles, Richard E.	2008	275,000	132,916	25,333	60,609	—	—		45,641	(7)	539,499
AMCORE Bank, N.A.
Executive Vice President Commercial Banking Group
Francesconi, Guy W.	2008	253,333	125,666	—	80,331	—	1,063	(8)	42,843	(8)	503,236
Executive Vice President
General Counsel
Former Executive Officer:
Edge, Kenneth E.	2008	198,544	—	6,668	349,280	—	509,667	(9)	588,017	(9)	1,652,176
Chairman of the Board	2007	560,000	—	(162,956)	600,995	—	178,652		93,825		1,270,516
Chief Executive Officer	2006	540,000	—	176,292	321,053	295,056	484,344		110,509		1,927,254

(1)	Retention bonus paid January 2, 2009. Mr. McManaman also received $13,417 per the terms of his offer letter for an equivalent 401(k) company match for 2008.
(2)

Includes amounts recognized in the Company’s results of operations pursuant to FAS 123R. Stock and option awards are valued pursuant to FAS 123R using a Black-Scholes model as applicable. See FAS 123R Assumptions table for assumptions used in the calculation of option fair values. For Ms. Sutfin and Messrs. Francesconi, McManaman, Stiles and Wilson, expense is recognized over the service period, which is the same as the vesting period.
(3)	No bonuses were earned in fiscal year 2008 under the Annual Incentive Plan.
(4)	Includes $1,336 of above market earnings on deferred compensation. All other compensation is composed of financial & tax planning, car allowance of $14,583, country club of $11,005, non-deductible company paid travel expenses of $11,392, deferred compensation Company contribution of $18,836, and federal income and employment tax gross-ups totaling $7,788.
(5)	Includes $2,042 of above market earnings on deferred compensation. All other compensation is composed of car allowance of $17,500, executive long-term disability, life insurance premium of $330, non-deductible company paid travel expenses of $3,831, and federal income and employment tax gross-ups totaling $1,599.
(6)	Includes $3,290 of above market earnings on deferred compensation. All other compensation is composed of country club of $16,524, car allowance of $17,500, executive long-term disability; employer contribution to the 401(k) plan of $16,100 consisting of $6,900 employer basic contribution and $9,200 employer matching contribution; and federal income and employment tax gross-ups totaling $8,037.
(7)	All other compensation is composed of country club of $8,450, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $9,932 consisting of $4,388 employer basic contribution and $5,544 employer matching contribution, deferred compensation Company contribution of $5,313 and federal income and employment tax gross-ups totaling $750.
(8)	Includes $1,063 of above market earnings on deferred compensation. All other compensation is composed of club dues of $834, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $16,100 consisting of $6,900 employer basic contribution and $9,200 employer matching contribution; deferred compensation Company contribution of $3,214; and federal income and employment tax gross-ups totaling $1,394.
(9)	Mr. Edge retired from the Company effective May 6, 2008. Reflects change in pension value and nonqualified deferred compensation earnings. Includes $491,533 of change in the actuarial present value of Mr. Edge’s pension accumulated benefit obligation and $18,114 of above market earnings on deferred compensation. All other compensation is composed of $371,364 of consulting pay, SERP retirement payment of $157,972 and the value of the automobile transferred to Mr. Edge per the terms of his agreement of $23,145. Also included are amounts paid prior to separation with Company including country club of $13,163, federal income and employment tax gross-ups totaling $4,997, executive long-term disability, and employer contribution to the 401(k) plan of $13,389 consisting of $5,738 employer basic contribution and $7,651 employer matching contribution.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2008 as well as estimated future payouts under cash incentive plans.

	Grant Date	Date of Committee Action	Estimated future payouts under Non-equity incentive plan awards (1)			All other stock awards: Number of shares of Stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards $ (2)	Grant Date fair value of stock and option awards $ (3)
			Threshold $	Target $	Maximum $
Name
McManaman, William R.	2/25/2008	2/22/2008		615,600		14,000		20.32	284,480

Sutfin, Judith C.	1/24/2008	1/22/2008		228,750			75,000	20.42	322,155
	5/7/2008	5/7/2008					30,000	11.96	53,235

Wilson, Donald H.	1/24/2008	11/7/2007		301,000			58,000	20.42	253,228

Stiles, Richard E.	1/24/2008	11/7/2007		159,500			25,000	20.42	109,150

Francesconi, Guy W.	1/24/2008	11/7/2007		150,800			25,000	20.42	109,150

Former Executive Officer:
Edge, Kenneth E.	1/24/2008	11/7/2007		214,195			80,000	20.42	349,280

(1)	Includes the amounts that could have been earned with respect to fiscal 2008 under the Annual Incentive Plan. For the 2008 performance year, if the target level of performance had been achieved or exceeded, a bonus percentage ranging from 50% to 150% would be declared. Target performance was not achieved; therefore, there were no payouts pursuant to the plan.
(2)	Exercise price of option awards is equal to the closing stock trading price on the date of grant.
(3)	Option awards are valued pursuant to FAS 123R using a Black-Scholes model. See FAS 123R Assumptions table for the assumptions used in the calculation of option fair values.
(4)	Eligible for a pro-rata payment through his termination date of May 6, 2008.

FAS 123R Assumptions

The following table sets forth the FAS 123R assumptions used in the calculation of the stock option awards presented in our “Summary Compensation Table” and “Grants of Plan-Based Awards”. For purposes of reported fair values, no forfeitures were included.

	Grant Date	Assumptions
Name		Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Fiscal 2008 Expense ($)
McManaman, William R.	5/2/2007	19.16	6.00	4.551	2.49	5,936
	5/2/2006	19.08	4.50	4.950	2.51	3,681

Sutfin, Judith C.	5/7/2008	25.86	6.25	3.480	5.88	8,692
	1/24/2008	25.86	6.00	3.276	3.62	100,237

Wilson, Donald H.	1/24/2008	25.86	6.25	3.357	3.62	59,166
	2/7/2007	19.16	6.25	4.702	2.15	26,821
	1/25/2007	19.16	6.25	4.849	2.25	51,352
	2/6/2006	19.08	6.00	4.520	2.46	122,741

Stiles, Richard E.	1/24/2008	25.86	6.25	3.357	3.62	25,503
	4/20/2007	19.16	6.25	4.585	2.43	35,106

Francesconi, Guy W.	1/24/2008	25.86	6.25	3.357	3.62	25,503
	5/2/2007	19.16	6.25	4.536	2.49	22,625
	5/3/2006	19.08	6.25	5.070	2.48	16,566
	2/13/2006	19.08	6.25	4.560	2.48	15,638
Former Executive Officer:
Edge, Kenneth E.	1/24/2008	25.86	6.25	3.357	3.62	349,280
	5/22/2007	19.16	0.50	5.015	2.45	—
	2/7/2007	19.16	6.25	4.702	2.15	—
	1/25/2007	19.16	6.25	4.849	2.25	—
	1/23/2006	19.08	6.00	4.320	2.43	—

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards held by the Named Executive Officers at December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
McManaman, William R.	1,000	—	21.8440	5/19/2009	(1)
	750	—	19.2815	5/9/2010	(1)
	1,500	—	20.1500	5/16/2011	(1)
	4,500	—	24.0400	5/7/2009	(1)
	2,000	—	25.8800	5/3/2015	(1)
	1,333	667	29.4500	5/2/2016	(1)
	1,000	2,000	29.7100	5/2/2017	(1)
						130	(1)	471
						14,000	(2)	50,680

Sutfin, Judith C.	—	75,000	20.4200	1/24/2018	(3)
	—	30,000	11.9600	5/7/2018	(4)

Wilson, Donald H.	40,000	20,000	29.8700	2/6/2016	(3)
	6,875	20,625	32.9400	1/25/2017	(4)
	3,462	10,388	34.4900	2/7/2017	(4)
	—	58,000	20.4200	1/24/2018	(4)
									5,900	(5)	21,358

Stiles, Richard E.	5,500	16,500	30.4000	4/20/2017	(4)
	—	25,000	20.4200	1/24/2018	(4)
						2,500		9,050

Francesconi, Guy W.	5,000	5,000	29.8900	2/13/2016	(4)				1,500	(6)	5,430
	5,000	5,000	29.8300	5/3/2016	(4)
	3,750	11,250	29.7100	5/2/2017	(4)
	—	25,000	20.4200	1/24/2018	(4)

Edge, Kenneth E.	5,000	—	19.2815	5/9/2010	(4)
	25,000	—	20.1500	5/6/2011	(4)
	45,278	—	22.7050	1/10/2009	(7)
	35,399	—	24.5050	5/15/2009	(7)
	9,879	—	23.7750	5/7/2010	(8)
	18,741	—	23.7750	5/7/2010	(9)
	21,259	—	23.7600	5/9/2010	(9)
	12,966	—	23.8700	5/9/2010	(10)
	17,279	—	29.0000	8/13/2009	(10)
	45,000	—	29.8900	5/6/2011	(3)
	34,667	17,333	30.5950	5/6/2013	(3)
	12,887	38,663	32.9400	5/6/2013	(4)
	6,350	19,050	34.4900	5/6/2013	(4)
	—	80,000	20.4200	5/6/2013	(4)

(1)	Mr. McManaman’s option grants and restricted stock occurred as a non-employee director.

(2)	Mr. McManaman’s restricted stock grant vests 50% on his first anniversary and 50% on his second anniversary unless terminated for “Cause” or resigns without Good Reason.

(3)	Options vest at a rate of one-third per year beginning one year after the date of grant of the ten-year option term.

(4)	Options vest at a rate of 25% per year beginning one year after the date of grant of the ten-year option term.

(5)	Shares will vest nine years from grant date.

(6)	The Deferred Stock Award vest one-third of the shares on December 31 of each of 2010, 2011, and 2012 provided that the participant remains continuously employed and upon attainment of a specified performance goal.

(7)	Options vest at a rate of one-third per year beginning one year after the date of grant of the seven-year option term.

(8)	Options vest at a rate of 50% per year beginning one year after the date of grant of the seven-year option term.

(9)	Options vest at a rate of 25% per year beginning one year after the date of grant of the seven-year option term.

(10)	Reload grants vest immediately and terminate on the original grant expiration date.

Option Exercises and Stock Vested

The following table reflects activity during fiscal 2008 for the Named Executive Officers of exercised stock options and vested shares:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
McManaman, William R.	639	9,059
Sutfin, Judith C.	—	—
Wilson, Donald H.	—	—
Stiles, Richard E.	—	—
Francesconi, Guy W.	—	—

Former Executive Officer:
Edge, Kenneth E	2,627	33,468

Pension Benefits

The Company has adopted a non-qualified, unfunded supplemental pension program, or the SERP, that is applicable to Mr. Edge, which provides retirement benefits by the Company on a non-contributory basis. Mr. Edge was a participant in the SERP prior to his separation from the Company in May 2008. The Company has not formally funded these supplemental retirement benefits but accrues a liability in the amount of the actuarially determined present value of the retirement benefits.

The annual benefit payable at normal retirement date (age 65) under the SERP is equal to three percent of the participant’s final base salary times his number of years of service — but the plan further provides that the benefit may not exceed 70%, or be less than 45%, of final base salary. The benefits described in the preceding sentence are reduced by any other Company provided benefits, and 50% of any applicable Social Security benefits. The benefit is payable in installments for the participant’s life. There is a minimum payment period of 10 years so that, if the participant dies before 10 years have elapsed, his beneficiary will receive payments for any remaining months in the ten-year period. See Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information on the Supplemental Executive Retirement Plan (SERP).

Early retirement is retirement between ages 62 and 65. In the event of early retirement, the benefit otherwise payable will be reduced by the application of reasonable actuarial assumptions determined by AMCORE. If a participant’s employment is terminated for other than “cause” (as defined in the SERP) before the participant qualifies for early retirement, he will receive a lump sum payment equal to the actuarial equivalent of his retirement benefit.

The following Pension Table further describes the benefits payable or paid to Mr. Edge. Actuarial calculations utilize a 6.25% discount rate and the RP 2000 Mortality Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payment During Last Fiscal Year ($)
Former Executive Officer:
Edge, Kenneth E. (1)	SERP	38.67	1,836,775	157,972

(1)	Payment made pursuant to the terms of the SERP and Mr. Edge’s early retirement.

Non-Qualified Deferred Compensation

As reflected in the following table, certain of the Named Executive Officers participate in a non-qualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance Last Fiscal Year End ($)
McManaman, William R.	100,000	(2)	18,836	5,308			158,775
Sutfin, Judith C.	240,246	(2)	—	8,113			248,359
Wilson, Donald H.	71,615	(2)	—	13,070			232,260
Stiles, Richard E.	—		5,313	1			5,314
Francesconi, Guy W.	33,595	(2)	3,214	128			89,025

Former Executive Officer:
Edge, Kenneth E.	20,292	(2)	—	38,910	1,195,019	(3)	104,214

(1)	Amounts reported are included in salary in the Summary Compensation Table.

(2)	These amounts include above market earnings that are reported in the Summary Compensation Table: Mr. McManaman $1,336, Ms. Sutfin $2,042, and Messrs. Wilson $3,290 and Francesconi $1,063.

(3)	Net amount after withdrawal penalty of $61,254.

Potential Payments upon Termination or Change-in-Control

This section describes and quantifies the payments that would be due to the Company’s named executive officers in connection with their termination, or in connection with a “change in control”, whether or not a termination has occurred. It will also describe certain aspects of the employment arrangements between the Company and Mr. McManaman and Ms. Sutfin, respectively, including certain severance arrangements that apply whether or not a change in control has occurred. It will describe the terms of the Transitional Compensation Agreements (TCAs) that have been entered into with all of the named executive officers. It will describe the terms of the Separation, Release, and Consulting Agreement between the Company and Mr. Edge that was entered into on February 22, 2008. Finally, this section will quantify the potential payments that would have been made to the named executive officers employed on December 31, 2008 if these officers had terminated employment as of December 31, 2008 or a change in control had occurred. Payments due to a named executive officer as a result of termination of employment of the executive or a change in control of the Company may, in certain cases, be subject to the prior approval of applicable regulatory agencies.

Employment Arrangements

Mr. McManaman commenced employment as the Chief Executive Officer of AMCORE on February 25, 2008. Mr. McManaman has received a base salary, annual bonus opportunity, and participation in other AMCORE benefits at the same levels that applied to Mr. Edge as of the date of Mr. McManaman’s hire. In lieu of stock options, however, Mr. McManaman received 14,000 shares of restricted stock, which are scheduled to vest 50% on the first and second anniversaries of his hire date unless, prior to those dates, he is terminated for “cause” or resigns without “good reason,” as those terms are defined below.

In addition, Mr. McManaman will receive additional payments, subject to a release of claims, if he is terminated without “cause” or resigns for “good reason” prior to the second anniversary of his date of hire. If termination occurs before the first anniversary, the payment is a lump sum equal to twice his base salary; if termination occurs before the second anniversary, the payment is a lump sum equal to his base salary. Mr. McManaman did not receive a TCA.

“Cause” is defined to generally include (1) the failure to substantially perform duties (other than as a result of illness or injury), (2) willful misconduct or gross negligence, (3) material breach of fiduciary duties to the Company or its affiliates, (4) a serious crime involving moral turpitude or a felony, and (5) a material breach of the Company’s written policies or procedures that is not corrected. “Good reason” is defined to generally include (1) a material reduction in duties or responsibilities, (2) a reduction in salary or a material reduction in benefits (other than a change in benefits applicable to all senior executives), and (3) a requirement to relocate more than 25 miles from Rockford.

TCAs for Messrs. Wilson, Francesconi, Stiles and Ms. Sutfin

The TCAs for each of Mr. Wilson and Ms. Sutfin provide that, in the event that during the three years and, with respect to the TCAs for Messrs. Stiles and Francesconi, during the two years, in each case following a “change in control” (as defined below), or under certain circumstances prior to, but relating, to a change in control, the Company terminates the executive’s employment for reasons other than “cause” (as defined below) or disability or the executive terminates his employment for “good reason” (as defined below), the executive will become entitled to the following payments and benefits:

1. Within 30 days after the date of termination the executive will receive the following amounts in a lump sum cash payment:

(a) the sum of any unpaid base salary through the date of termination of his or her employment, the product of the executive’s “recent average bonus” (as defined below) times a fraction equal to the portion of the calendar year that has elapsed as of the date of termination, any compensation previously deferred by the executive adjusted for any earnings or losses pursuant to the applicable deferral arrangement, and any accrued but unpaid vacation pay (the total of these amounts are referred to as the “Accrued Obligations”). Recent average bonus for this purpose is generally the average of the annual bonuses paid to the executive during the three years preceding the year of termination and;

(b) (1) with respect to Mr. Francesconi, an amount equal to: (a) the product of two times the annual base salary plus (b) the product of two times the recent average bonus, (2) with respect to Mr. Stiles, an amount equal to (i) the product of 2.99 times the annual base salary plus (ii) the product of 2.99 times the recent average bonus and (3) with respect to Mr. Wilson and Ms. Sutfin, an amount equal to three times the sum of (a) the annual base salary plus (b) the recent average bonus; provided that for each of Messrs. Francesconi, Stiles, Wilson and Ms. Sutfin, the amount will be reduced by any other severance payments payable to the executive (the “Severance Amount”).

2. All stock options, restricted stock, and similar awards that would have become vested solely through continued employment for a period not longer than three years after the date of termination will be deemed vested, and will, in the case of options, remain exercisable for a minimum period of one year after the executive’s date of termination of employment, or, if earlier, the stated expiration date of the option.

3. Mr. Wilson and Ms. Sutfin will be entitled to any outstanding award opportunity under a long- or intermediate-term incentive plan or program, based on the assumed achievement of target performance for the entire specified performance period, pro rated based on the total performance completed as of the termination date.

4. In general, the executive will be entitled to a lump sum payment equal to the value of, in the case of Mr. Wilson and Ms. Sutfin, three years, and in the case of Messrs. Francesconi and Stiles, two years, of any welfare benefits provided to the executive and family as of the time of termination of his or her employment or, if better, those benefits thereafter in effect from time to time following the termination of the executive’s employment, subject to any necessary modification to avoid the imposition of a 20% excise tax to the executive by reason of Section 409A, which imposes certain limitations on deferred compensation. This benefit is referred to as the “Welfare Benefit Payment.”

5. Following the date of termination, Mr. Wilson and Ms. Sutfin or his or her family will be entitled to a lump payment equal to the value of “Other Benefits” for three years, in the case of Messrs. Francesconi and Stiles, two years. “Other Benefits” are defined generally to include the benefits and perquisites being provided to the executive and his or her family during the 90 day period immediately preceding the change in control (or if more favorable to the executive, in effect generally from time to time thereafter during such three year period for Mr. Wilson and Ms. Sutfin, such two year period for Mr. Francesconi and Stiles, with regard to other peer executives of the Company and its affiliate companies and their families), specifically including employer contributions to the AMCORE Security Plan, employer contributions to the AMCORE Deferred Compensation Plan, and any other defined contribution retirement plan, club membership fees, financial planning allowance and car allowance. This benefit is also subject to any necessary modification by reason of Section 409A. This benefit is referred to as the “Other Benefits Payment.”

Effective January 2, 2008, in order to comply with the provisions of Section 409A of the Internal Revenue Code, the TCAs for each of the named executive officers were generally amended to provide that ,for amounts subject to Section 409A, payments will generally be delayed for a period of six months following a separation of service and will be increased by six-months of interest computed at the prime rate.

The TCAs define “change in control” to generally include: (1) subject to certain exceptions, the acquisition of 15% or more of AMCORE’s common stock by a person or a group; (2) subject to certain exceptions, a change in the composition of the Board of Directors so that less than 50% of the directors are individuals whose election or nomination was approved by “Incumbent Directors,” which are defined to include directors at the time the TCAs were adopted, and directors approved by Incumbent Directors; (3) subject to certain exceptions, a reorganization if following such reorganization, the stockholders prior to the reorganization do not own more than 60% of the Company’s common stock subsequent to the reorganization; (4) stockholder approval of a complete liquidation or dissolution of the Company; and (5) the sale or other disposition of all or substantially all of the assets of the Company.

Generally and subject to certain exceptions, the TCAs define “cause” to include (1) the willful and continued failure by the executive to substantially perform his or her duties after a written demand for performance has been delivered and (2) the willful engaging by the executive in conduct which is materially and demonstrably injurious to the Company. “Good reason” generally includes (1) the assignment to the executive of any duties materially inconsistent with the executive’s position prior to the change in control, including any diminution in such position, (2) any reduction in the executive’s compensation or benefits, (3) any requirement that the executive be based more than 20 miles from his or her location in effect immediately prior to the change in control, (4) any purported termination by the Company of the executive’s employment other than as expressly permitted by the TCA, and in the case of Mr. Wilson, (5) the Company’s failure to require a successor to expressly agree to perform all the obligations of the TCA, and (6) any determination by the executive in his sole discretion after the first anniversary of the change in control that his or her compensation is not satisfactory.

In addition, the TCAs provide that, if any portion of the severance payment is subject to an “excise tax,” as defined in the Section 4999 of the Internal Revenue Code, by reason of the payment being an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay the executive a gross up payment in an amount such that after the payment by the executive of all taxes, including the excise tax imposed on the gross up payment, the executive retains the amount of the gross-up payment equal to the excise tax imposed on the total payment. Mr. Stiles’ TCA does not include the gross-up payment and his severance payment would be scaled back by the amount subject to the excise tax to avoid the deduction disallowance.

As a condition to the effectiveness of the TCA, each executive has entered into a confidentiality and non-compete agreement. The non-compete provisions apply beginning upon a change in control and continue while the executive is serving as an executive officer of the Company and for one year following termination of employment with the Company. The non-compete provisions generally cover competition against AMCORE within certain geographic areas, including becoming involved in competing businesses, disturbing business relationships, soliciting employees, and similar activities. The confidentiality provisions extend to confidential information, intellectual property, and related matters. In addition, the confidential and non-compete agreement contains provisions with regard to non-disparagement and cooperation with litigation. If the executive’s employment is terminated for “cause,” as defined in the TCA, AMCORE may nevertheless elect to have the confidentiality and non-compete provisions apply, in which case, with respect to Mr. Wilson and Ms. Sutfin, the Company will pay one-third the Severance Amount, in equal installments payable on the dates salary would have been paid, had employment not been terminated, subject to modification by reason of Section 409A.

Different provisions apply if the executive’s termination of employment is on account of death, disability, for “cause,” or a voluntary separation without “good reason,” each as defined in the TCA:

1. In the event of death or disability, AMCORE’s obligation is generally limited to payment of the Accrued Obligations, the Welfare Benefit Payment, and the Other Benefits Payment, as these three payments are described above, except that in the case of termination of employment due to disability, the Welfare Benefit Payment and the Other Benefits Payment will be based on the values of such benefits to be received, in the case of Mr. Wilson and Ms. Sutfin three years, and in the case of Messrs. Francesconi and Stiles, two years, following such termination.

2. In the event of termination for cause, except as otherwise described above, payment is limited to any unpaid base salary and any previously deferred compensation adjusted for earnings or losses pursuant to the terms of the applicable deferral arrangement.

3. In the event of a termination by the executive other than for good reason, the executive will receive only the Accrued Obligations.

Separation, Release, and Consulting Agreement for Mr. Edge

On February 22, 2008, AMCORE and Mr. Edge entered into a Separation, Release, and Consulting Agreement, which provided for Mr. Edge’s transition from CEO of the Company to retirement. The agreement is an exhibit to Form 8-K, filed on February 25, 2008 by the Company. Mr. Edge and the Company agreed that he would resign as CEO, effective February 22, 2008. After February 22, he continued as Chairman of the Board of Directors until immediately prior to the annual meeting of the Company’s stockholders (the “Termination Date”). As of the close of business on May 6, 2008, Mr. Edge retired from the Company. From May 6, 2008 through February 22, 2009, he continued to provide services to the Company as a consultant and adviser. During this period of time, Mr. Edge agreed to provide up to 300 hours of consulting services with respect to Company-related matters upon reasonable request.

Through the Termination Date, Mr. Edge received the same salary and benefits as he had received while CEO. From the Termination Date through February 22, 2009, Mr. Edge’s compensation was limited to continuation of his base salary and he did not receive any other employee benefits from the Company. Under the agreement, Mr. Edge received consideration valued at approximately $2.3 million, including amounts which had previously been earned. This consideration included benefits payable pursuant to the terms of the SERP valued at approximately $1.8 million, health coverage for Mr. Edge and his spouse similar to that offered to similarly situated active employees until Mr. Edge attains age 65, or the date Mr. Edge obtains full-time employment with another employer and obtains health insurance from that employer, and a transfer to Mr. Edge of the ownership of the Company automobile that he used. In addition, as of the Termination Date, (1) all options held by Mr. Edge under the Company’s 1995 Stock Incentive Plan and 2000 Stock Incentive Plan shall, as provided in the respective option plans, remain exercisable until the third anniversary of the Termination Date (or, if earlier, their previously scheduled expiration date), (2) to the extent unvested, all options held by Mr. Edge under the Company’s 2005 Stock Award and Incentive Plan shall, as provided in the plan, continue to vest at the stated rate in the related option agreements and be exercisable until the stated expiration of the option, and (3) any restrictions on any award of restricted stock shall lapse.

In addition to standard confidentiality and non-disparagement protections, the agreement provided that, from the Termination Date until the first anniversary of the end of the consulting period, Mr. Edge would not directly or indirectly solicit employees, customers, or suppliers of the Company, nor (unless waived by the Company) engage in competitive activities (as defined within the agreement) within 150 miles of the Company’s office in Rockford. As a condition to the agreement, Mr. Edge executed a general release of claims against the Company.

Payments Due in the Event of Various Termination Events or a Change in Control

The following tables quantify the payments due to the named executive officers in the event of various termination events or a change in control. In each case, the termination is assumed to have occurred as of December 31, 2008, the last business day of the Company’s 2008 fiscal year. The calculation of the amounts payable is based upon the closing price of the Company’s stock on December 31, 2008, which was $3.62:

Post-Employment Payment—William R. McManaman

Executive Payments and Benefits upon Termination/CIC (1)	Involuntary Termination Without Cause/Good Reason (2)	CIC without Termination	CIC with Termination for Good Reason or Without Cause	Death	Disability
Compensation:
Severance	$1,140,000	$0	$1,140,000	$0	$0
Other Cash Incentives	—	—	—	—	—
- 2008 Bonus	—	—	—	—	—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options (4)	—	—	—	—	—
- Acceleration of Unvested PSUs	—	—	—	—	—
- Acceleration of Unvested RS/RSUs (5)	51,151	51,151	51,151	51,151	51,151
Benefits & Perquisites:
Continuation of Benefits and Perquisites	—	—	—	—	—
Medical & Dental (6)	21,081	—	21,081	—	—

Total	$1,212,232	$51,151	$1,212,232	$51,151	$51,151

(1)	Includes only benefits that are enhanced payments.

(2)	Per Mr. McManaman’s offer letter if terminated by the Company other than for cause or he resigns for good reason prior to the first anniversary of his hire date, Mr. McManaman is eligible for a lump sum severance payment equal to two times his annual base salary. After the first anniversary and prior to the second anniversary of his hire date, the lump sum severance payment would be equal to one times annual base salary.

(3)	Equity awards valued at AMCORE’s closing price of $3.62 as of December 31, 2008.

(4)	Represents intrinsic value of stock options. As of December 31, 2008, unvested option grants were underwater.

(5)	Restricted shares vest 50% on February 25, 2009 and 50% on February 25, 2010. Using the closing stock price on February 27, 2009 of $1.10, the value of the restricted shares would decrease approximately 70% to $15,500.

(6)	Values estimated based on 2008 employer premiums. Per Mr. McManaman’s offer letter if terminated by the Company other than for cause or he resigns for good reason the Company will provide Mr. McManaman and his spouse with health insurance until the date he is age 65.

Post-Employment Payment—Donald H. Wilson

Executive Payments and Benefits upon Termination/ Change in Control (“CIC”) (1)	Voluntary Termination	CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—	$—		$1,222,060		$—		$—
Other Cash Incentives
- 2008 Bonus (2)	—	—		57,353		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—	—		—		—	(5)	—	(5)
- Acceleration of Unvested PSUs	—	21,358	(6)	21,358	(6)	—		—
- Acceleration of Unvested RS/RSUs	—	—		—		—		—
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—	—		—		—		499,126	(7)
Continuation of Benefits and Perquisites	—	—		223,206	(8)(9)	—		—
Medical & Dental	—	—		30,360	(9)(10)	—		—
Supplemental Life Insurance	—	—		—		500,000	(11)	—
280G Tax Gross-up	—	—		425,160	(12)	—		—

Total	$—	$21,358		$1,979,497		$500,000		$499,126

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments calculated using a three year average bonus not including current year and therefore do not include any retention bonuses.

(3)	Equity awards valued at AMCORE’s closing price of $3.62 as of December 31, 2008.

(4)	Represents intrinsic value of stock options. As of December 31, 2008, unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Values estimated based on 5,900 Performance Share awards. Using the closing stock price on February 27, 2009 of $1.10, the value of the RSUs would decrease approximately 70% to $6,400.

(7)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $6,250 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(8)	Value of benefits and perquisites calculated based on actual 2008 costs. Income tax gross-ups on perquisites estimated at $24,110.

(9)	Welfare benefits, other benefits and perquisites continue for three years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(10)	Values estimated based on 2008 employer premiums.

(11)	An additional $500,000 of life insurance is available through the AMCORE Group Life Insurance Policy for a total life insurance benefit of $1,000,000.

(12)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2008 at each option’s intrinsic value assuming a December 31, 2008 closing stock price of $3.62.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Judith C. Sutfin

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Voluntary Termination	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—	$—	$915,000		$—		$—
Other Cash Incentives
- 2008 Bonus (2)	—	—	—		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—	—	—		—	(5)	—	(5)
- Acceleration of Unvested PSUs	—	—	—		—		—
- Acceleration of Unvested RS/RSUs	—	—	—		—		—
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—	—	—		—		535,057	(6)
Continuation of Benefits and Perquisites	—	—	75,603	(7)(8)	—		—
Medical & Dental	—	—	16,445	(8)(9)	—		—
Supplemental Life Insurance	—	—	—		500,000	(10)	—
280G Tax Gross-up	—	—	—	(11)	N/A		N/A

Total	$—	$—	$1,007,048		$500,000		$535,057

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments calculated using a three year average bonus not including current year and therefore do not include any retention bonuses.

(3)	Equity awards valued at AMCORE’s closing price of $3.62 as of December 31, 2008.

(4)	Represents intrinsic value of stock options. As of December 31, 2008, unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $6,354 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(7)	Value of benefits and perquisites calculated based on actual 2008 costs. Income tax gross-ups on perquisites estimated at $4,797.

(8)	Welfare benefits, other benefits and perquisites continue for three years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(9)	Values estimated based on 2008 employer premiums.

(10)	An additional $500,000 of life insurance is available through the AMCORE Group Life Insurance Policy for a total life insurance benefit of $1,000,000.

(11)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2008 at each option’s intrinsic value assuming a December 31, 2008 closing stock price of $3.62.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Richard E. Stiles

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Voluntary Termination	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—	$—	$822,250		$—		$—
Other Cash Incentives
- 2008 Bonus (2)	—	—	—		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—	—	—		—	(5)	—	(5)
- Acceleration of Unvested PSUs	—	—	—		—		—
- Acceleration of Unvested RS/RSUs	—	—	9,050	(6)	—		—
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—	—	—		—		403,255	(7)
Continuation of Benefits and Perquisites	—	—	92,048	(8)(9)	—		—
Medical & Dental	—	—	19,645	(9)(10)	—		—
Supplemental Life Insurance	—	—	—		—		—
280G Tax Gross-up	—	—	—	(11)	—		—

Total	$—	$—	$942,993		$—		$403,255

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments calculated using a three year average bonus not including current year and therefore do not include any retention bonuses.

(3)	Equity awards valued at AMCORE’s closing price of $3.62 as of December 31, 2008.

(4)	Represents intrinsic value of stock options. As of December 31, 2008, unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Values estimated based on 2,500 restricted shares. Using the closing stock price on February 27, 2009 of $1.10, the value of the RS would decrease approximately 70% to $2,750.

(7)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $5,521 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(8)	Value of benefits and perquisites calculated based on actual 2008 costs. Income tax gross-ups on perquisites estimated at $1,501.

(9)	Welfare benefits, other benefits and perquisites continue for two years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(10)	Values estimated based on 2008 employer premiums.

(11)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2008 at each option’s intrinsic value assuming a December 31, 2008 closing stock price of $3.62.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Guy W. Francesconi

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Voluntary Termination	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—	$—	$585,034		$—		$—
Other Cash Incentives
- 2008 Bonus (2)	—	—	32,517		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—	—	—		—	(5)	—	(5)
- Acceleration of Unvested PSUs	—	—	—		—		—
- Acceleration of Unvested RS/RSUs	—	—	—		—		—
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—	—	—		—		325,459	(6)
Continuation of Benefits and Perquisites	—	—	85,685	(7)(8)	—		—
Medical & Dental	—	—	20,240	(8)(9)	—		—
Supplemental Life Insurance	—	—	—		—		—
280G Tax Gross-up	—	—	—	(10)	N/A		N/A

Total	$—	$—	$723,476		$—		$325,459

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments calculated using a three year average bonus not including current year and therefore do not include any retention bonuses.

(3)	Equity awards valued at AMCORE’s closing price of $3.62 as of December 31, 2008.

(4)	Represents intrinsic value of stock options. As of December 31, 2008, unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Enhanced supplemental disability benefit of $2,625 per month payable until age 65. Disability pay would increase by $4,375 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(7)	Value of benefits and perquisites calculated based on actual 2008 costs. Income tax gross-ups on perquisites estimated at $2,789.

(8)	Welfare benefits, other benefits and perquisites continue for two years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(9)	Values estimated based on 2008 employer premiums.

(10)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2008 at each option’s intrinsic value assuming a December 31, 2008 closing stock price of $3.62.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Security Ownership of Directors and Officers

The following tabulation sets forth the number of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 13, 2009 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class
Bauer, Paula A.	20,037	(3)	*
Donovan, Paul	15,903	(3)	*
Francesconi, Guy W.	24,197	(4)	*
Gleeson, John W	11,068	(3)	*
Halbrook, John A.	26,082	(3)	*
Hay, Frederick D.	25,145	(3)	*
Iglesias-Solomon, Teresa	4,706	(3)	*
McManaman, William R.	58,951	(3)(4)	*
Rogers, Steven S.	9,436	(3)(6)	*
Stiles, Richard E.	36,484	(4)	*
Sutfin, Judith C.	32,501		*
Ward, Jack D.	30,278	(3)	*
Wilson, Donald H.	108,892	(4)(5)(6)	*

All executive officers and directors (18 persons)	576,204	(3)(4)(5)(6)	2.54%

*	The amount shown is less than 1/2% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—11,083 shares, Messrs. Donovan—12,083 shares, Francesconi—22,500 shares, Gleeson—7,333 shares, Halbrook—12,083 shares, Hay—12,083 shares, Ms. Iglesias-Solomon—2,333 shares, Messrs. McManaman—12,083 shares, Rogers—4,333 shares, Stiles—11,750 shares, Sutfin—25,001 shares, Ward—12,083 shares, Wilson—95,175 shares and all executive officers and directors—380,328 shares.

(3)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—810 shares, Messrs. Donovan—810 shares, Gleeson—1,060 shares, Halbrook—3,692 shares, Hay—3,692 shares, Ms. Iglesias-Solomon—1,330 shares, Messrs. McManaman—14,742 shares, Rogers—3,025 shares, Ward—349 shares and all executive officers and directors—32,085 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Messrs. Francesconi— 1,697 shares, McManaman—4,145 shares, Stiles—1,557 shares, Wilson—1,206 shares and all executive officers and directors—33,088 shares.

(5)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Mr. Wilson—2,970 shares and all executive officers and directors—10,970 shares.

(6)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Messrs Rogers—5,103 shares, Wilson—9,541 shares and all executive officers and directors—21,506 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and NASDAQ. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2008 its officers, directors and more than five percent stockholders filed the reports required by Section 16 on a timely basis except through inadvertence: one Form 4 for Mr. Wilson relating to a Restricted Stock Unit award of 5,900 shares granted on February 6, 2006, a Deferred Stock Award of 1,500 shares granted to Lori Burke on August 10, 2007 missing from her Form 3 filing on February 6, 2008, a Deferred Stock Award of 1,500 shares granted to Russell Campbell on August 10, 2007 missing from his Form 3 filing on February 6, 2008, a Deferred Stock Award of 1,500 shares granted to John Gvozdjak on August 10, 2007 missing from his Form 3 filing on February 6, 2008, and a Deferred Stock Award of 1,500 shares granted to Nancy Moore on August 10, 2007 missing from her Form 3 filing on February 6, 2008. The errors for Mr. Wilson, Ms. Burke, Mr. Campbell and Mr. Gvozdjak were corrected with Form 4 filings on January 26, 2009. The error for Ms. Moore was corrected with a Form 5 filing on February 17, 2009.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 13, 2009 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
AMCORE Bank, N.A	2,300,067	(2)(3)	10.14%
501 Seventh Street, Rockford, IL 61104
Dimensional Fund Advisers LP.	1,288,613		5.68%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Second Curve Capital, LLC	1,143,732		5.04%
237 Park Avenue, 9th Floor
New York, New York 10017

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)	Includes 2,300,067 shares held by nominees acting on behalf of AMCORE Bank, N.A. Excludes 986,031 shares held as trustee of various trusts over which AMCORE Bank, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—2,083,020 shares, shared voting power—no shares, no voting power—217,047 shares, sole investment power—1,760,390 shares, shared investment power—499,926 shares and no investment power—39,751 shares.

(3)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Bank, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. The Board has a written Audit Committee Charter and an Audit and Non-Audit Services Policy. For more information about the responsibilities of the Audit Committee, please refer to the Audit Committee Charter on our website at http://www.amcore.com/governance. The requirements of the Audit Committee Charter have been met.

Each member of the Audit Committee is independent as defined in Rule 4200(a)(15) of NASDAQ’s listing standards. The Audit Committee has designated Director John W. Gleeson as Audit Committee Financial Expert.

The Audit Committee undertook a process in 2007 to review the selection of independent auditors for the 2007 audit, as provided for in the Audit Committee Charter. Following a review of proposals submitted by a variety of independent registered public accounting firms, on May 21, 2007, the Audit Committee appointed Deloitte & Touche LLP as the new independent registered public accountants for the Company for the year ending December 31, 2007 and dismissed KPMG LLP (“KPMG”), who remained the Company’s independent registered public accountants until the appointment of Deloitte.

The reports of KPMG on our consolidated financial statements as of and for the year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except the report of KPMG for the year ended December 31, 2006 included a paragraph indicating that the Company had adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 ( R ), Share-Based Payment. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2006 and the subsequent period through May 21, 2007, there were no reportable events described in Item 304(a)(1)(v) of Regulation S-K and there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports on the financial statements for such years.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (Deloitte & Touche LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from Deloitte & Touche LLP containing the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (which replaced Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications). The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Accounting Oversight Board regarding Deloitte & Touch LLP’s communications with the Audit Committee concerning independence.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March [13], 2009, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by:

John W. Gleeson, Chairman

Paula A. Bauer

Teresa Iglesias-Solomon

Steven S. Rogers

Members of the Audit Committee

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered during those periods.

	2008			2007
Audit Fees (1)		$517,200		$517,975
Audit-related Fees (2)		39,000		78,900
Tax Fees (3)		21,000		20,000
All Other Fees (4)		—		9,800

Total (5)	[$	577,200	]	$626,675

(1)	Audit fees consisted of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, audit of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services including employee benefit plan audits, audits in connection with internal control reviews and attest services that are not required by statute or regulation, and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the other three categories.

(5)	The Audit committee pre-approved 100% of the services for both 2008 and 2007. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2008. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. Transactions with directors and principal officers are processed following the terms and conditions of the Federal Reserve System Regulation O, 12 C.F.R. 215 – Loans to Executive Officers, Directors and Principal Stockholders of Member Banks. All transactions are processed following standard Company approval processes and reviewed, approved or ratified as needed by the Chief Credit Officer, Directors Loan Committee or the AMCORE Bank Board of Directors.

As of December 31, 2008, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $10.6 million. This amount represents 0.28 percent of the Company’s subsidiaries’ outstanding loans and 4.06 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2008 was $13.1 million. As of December 31, 2008, associates of directors and officers of the Company were indebted in the amount of $35,868 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $1.7 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2008 was $253,474.

ITEM 2—APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

The Board of Directors is seeking approval of amendments to paragraphs (b), (c) and (e) of Article FIFTH of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to eliminate the classification of the Company’s Board of Directors (the “Declassification Amendments”).

A nonbinding stockholder proposal to declassify the Board of Directors was approved by a vote of stockholders at the Company’s 2008 Annual Meeting of Stockholders. While the Board of Directors believes that the classified board structure has provided the Company with certain benefits, it recognizes the sentiment of the Company’s stockholders that the annual election of directors would enhance the Company’s corporate governance policies. The Board is also aware that a growing number of companies have been eliminating a classified board structure. Therefore, in light of such stockholder sentiment and corporate governance trends, on February 12, 2009, the Board of Directors unanimously approved, subject to stockholder approval at the meeting, the Declassification Amendments.

The Board of Directors currently consists of nine directors divided into three classes, with members of each class serving staggered three-year terms. There are currently three Class II directors, whose terms expire at the meeting; three Class I directors, whose terms expire at the 2011 Annual Meeting of Stockholders; and three Class III directors, whose terms expire at the 2010 Annual Meeting of Stockholders. The Declassification Amendments would not shorten the terms of directors elected before the Declassification Amendments are filed with the Secretary of the State of Nevada. Accordingly, if the Declassification Amendments are approved by stockholders at the meeting:

•	the directors elected at the meeting will be elected for a three-year term expiring at the 2012 Annual Meeting of Stockholders;

•	the Class III directors previously elected at the 2007 Annual Meeting of Stockholders will stand for election at the 2010 Annual Meeting of Stockholders for a one-year term;

•

the Class I directors previously elected at the 2008 Annual Meeting of Stockholders, together with the directors elected at the 2010 Annual Meeting of Stockholders, will stand for election at the 2011 Annual Meeting of Stockholders for a one-year term; and

•	all directors will stand for election at the 2012 Annual Meeting of Stockholders.

If the Declassification Amendments are not approved by stockholders at the meeting, the Board of Directors will remain classified.

As set forth in the Articles, approval of the Declassification Amendments requires the affirmative vote of the holders of 70% of the voting power of the shares entitled to vote at the meeting. The nonbinding stockholder proposal to declassify the Board of Directors that was presented at the Company’s 2008 Annual Meeting received approximately 51% of the voting power of the shares entitled to vote at the Company’s 2008 Annual Meeting. As of the record date for the meeting there were an aggregate of [22,682,317] votes eligible to be cast, so approval of the Declassification Amendments would require at least [15,877,622] affirmative votes. Abstentions, broker non-votes and failures to vote have the same effect as a vote against the Declassification Amendments.

The proposed Declassification Amendments to the Articles are attached as Appendix A to this proxy statement. In Appendix A, deletions are indicated by strikeouts and additions are indicated by double underscores.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DECLASSIFICATION AMENDMENTS

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, as described in the “Director Nomination Process” section earlier in this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2010 Annual Meeting, the Company must receive them no later than November 16, 2009. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104. Proposals to be considered from the floor of the 2010 Annual Meeting must be received no later than April 29, 2010.

By order of the Board of Directors,

Guy W. Francesconi

Secretary

APPENDIX A

AMCORE FINANCIAL, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Revised: February 13, 2009

FIFTH:(a) The members of the governing board of the corporation shall be styled directors.

(b) The board of directors shall consist of not less than three nor more than fourteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors. ~~The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the 1986~~At the annual meeting of stockholders~~, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding~~ that is held in calendar year 2009, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders ~~beginning in 1987, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify~~that is held in calendar year 2012 and until such directors’ successors shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Commencing at the annual meeting of stockholders that is held in calendar year 2010, directors shall be elected annually for terms of one year, except that any director in office at the 2010 annual meeting whose term expires at the annual meeting of stockholders held in calendar year 2011 or 2012 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article Fifth unless expressly provided by such terms~~.

(d) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in Article III, Section 3 of the Bylaws.

(e) Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the affirmative vote of holders of at least 70% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Amended and Restated Articles of Incorporation inconsistent with the purpose and intent of, this Article Fifth and Article III, Section 3 of the Bylaws.

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